Pericom Semiconductor Corporation (PSEM)

Q2 (December 27, 2008) FY2009 Conference Call
February 3, 2009 4:30 PM ET

SECOND QUARTER FISCAL 2009 RESULTS CONFERENCE CALL
[Slide 1]

[Introductory Comments – Sharrifah Al-Salem]
[Slide 2]

Thank you. Good afternoon and welcome to Pericom's second quarter fiscal 2009 conference call. Our speakers today are Alex Hui, President and CEO, and Angela Chen, the CFO. Before we get started, please be aware that we will be presenting several visual slides during management’s discussion of the business.  To view these slides, please go to www.pericom.com and click on the “investors” link.

Today, the company will discuss its financial results, comment on the industry and on Pericom's business, and provide guidance for the third quarter of fiscal 2009. Certain matters discussed in the press release and on this conference call may contain forward-looking statements that involve risk and uncertainty. Therefore, we encourage you to review all filings made by the company with the Securities and Exchange Commission, particularly the risk factor sections of such filings. In accordance with regulations of fair disclosure, Pericom will continue to only provide guidance via its earning release and its conference calls. The company will not provide further guidance or updates during the quarter unless it does so via a press release.

Angela will discuss the financial performance for the quarter, and Alex will give his comments on the industry and on Pericom's business. Then he will provide guidance for Q3 fiscal 2009. Angela?

[Financial Summary – Angela Chen]
[Slide 3]

Thank you, Sharrifah.

REVENUES

Consolidated Net Revenues for our second fiscal quarter were $30.7 million dollars, a decrease of 30.0% from the $ 43.9 million reported last quarter and a 24.5% decrease over the same period last year

Some revenue statistics include the following.
•	Turns bookings in the second quarter were in the 25 percent range
•	Our consolidated end market shipments were
-	Computer 45 percent
-	Communication 30 percent
-	Consumer 17 percent
-	And 8 percent from other miscellaneous markets
•	Consolidated geographic distribution in the second quarter was:
-	Domestic 11 percent,
-	Asia 86 percent, (including 4% from Japan)
-	Europe 3 percent.
•	Sales into the:
-	Domestic distribution channel were 6 percent of revenues
-	Foreign distribution were 51 percent
-	Directly into contract manufacturers were 28 percent
-	OEMs were 15 percent

GROSS PROFIT and GROSS MARGIN
[Slide 4]

Under GAAP, which include expenses for share-based compensation, consolidated gross margin in the second quarter of fiscal 2009 was 34.9 percent (and gross profit was $10.7 million dollars) which is 150 basis points lower than last quarter and 200 basis points lower than the same quarter of fiscal 2008.

OPERATING EXPENSES and OPERATING INCOME

GAAP basis operating expenses were $10.0 million dollars in the second quarter compared with $ 11.1 million dollars in the first quarter of this year (and $ 10.1 million dollars in the same quarter last year)

Our GAAP basis second quarter operating expenses included FAS 123R expenses. Total share–based compensation expense in the second quarter was $904 thousand dollars.

And for information purposes the following stock based compensation amounts are included in our second quarter GAAP results:

•	Cost of goods sold $ 68 thousand dollars
•	R&D $ 348 thousand dollars
•	Sales and Marketing $ 266 thousand dollars
•	G&A $ 222 thousand dollars
•	All combined to a total of $ 904 thousand dollars.

Our GAAP operating income was $ 686 thousand dollars, which was an operating margin of 2.3%.

INTEREST and OTHER INCOME

Consolidated interest and other income of $1.3 million dollars were made up mostly of interest income and realized gains on sales of marketable securities.

INCOME BEFORE TAXES

•	Our second quarter GAAP basis income before tax was $2.0 million dollars, compared with $5.9 million dollars in the first quarter of this year.

~~•~~
In the second quarter our effective tax rate was approximately 7.5 percent, compared with 34.5% in the first quarter of this year.   However, the second quarter included an adjustment for YTD provision rate, and the YTD effective tax rate of 29% is more meaningful.

NET INCOME and EPS
GAAP basis net income in the second quarter was $1.7 million dollars or 7 cents per (diluted) share compared with $3.9 million dollars or 15 cents per (diluted) share in the first quarter of this year and net income of $4.4 million dollars or 16 cents per (diluted) share in the same quarter of last year.

BALANCE SHEET/OTHER
[Slide 5]

Now I would like to provide some details that compliment the information provided on the slides you are viewing.

•	Our cash balance, including both short and long term liquid assets as of December 27, 2008, was $116 million dollars versus $ 121 million dollars the previous quarter of this year.
•	Trade accounts receivable decreased $5.5 million dollars versus the last quarter due to lower sales.
•	Inventory increased by $0.9M
•	During the quarter, we bought back a total of 426,000 shares for $2.3 million.
The diluted weighted average shares outstanding decreased from the prior quarter primarily due to shares that were repurchased during the quarter and reduced inclusion of vested option shares due to the lower stock price and anti-dilution.

We have a very strong balance sheet with total assets of $228M, working capital of $135M, and cash and marketable securities of $116M. This translates to book value of $8.13 and cash per share of $4.56.

We will continue to manage our expenses tightly as we go through this challenging macro environment.  Strong cash flow and a strong balance sheet are certainly very important attributes to have as we face the challenging macro environment.

Now, I will turn the call over to Alex to comment on our business and the industry.

[Operational Highlights – Alex Hui]
[Slide 6]
Thank you, Angela

Our Q2 results reflect the difficult global economic environment that we are in. We experienced sharp decline in product shipments into all key market segments. The decrease in demand were driven a combination of reduced end demand and aggressive inventory reduction across the supply chain,

Our top five end customers in FY09Q2 were Dell, Cisco, HPQ, Toshiba, and Echostar.  These customers accounted for 28 % of total revenue and no customer accounted for 10% of total revenue this quarter.

On a consolidated basis, the revenue mix for our product families was: IC 60% which included:  Analog switches 26%, Digital Switches 8%, Silicon Clocks 6%, Connect 17 % and Interface 3%.  Starting FY09, we put our re-driver product revenue under our Connect product line. (It was under Interface in previous years).  Frequency control products accounted for 40 % of our total revenue.

PCI-express and e-SATA serial protocol solutions for PCs and servers accounted for 14% of our revenue in Q2 (vs. 16% last quarter) while digital video solution accounted for 10% of our revenue this quarter (vs. 7% last quarter)

To better match our expenses with our biz level, we have taken steps quickly to reduce our operating overhead.  This is done through a combination of reducing salary related expenses (head count reduction and mandatory shut down) and discretionary spending.  We are pleased to maintain operating profit in Q2 even with sharp decline in revenue,

While we have imposed tight spending control, we would continue to invest in key programs that are important for long term growth.  .  As we continue to focus on enabling the deployment of high performance serial connectivity in computing, communication and consumer platforms, we expect to see a substantial increase in addressable market over time with increased adoption of our solutions. .  Prior to this recent downturn, we have enjoyed strong growth with shipment of serial connectivity solutions into notebook, desktop PCs and digital video systems.  While we experienced a sharp drop in near term biz, we are encouraged to see sustained design in of our products into new applications. With our design win effort, we expect to realize significant revenue contribution from server markets in calendar year 2009 and communication, networking markets in 2010.
Our focus on enabling serial connectivity enables us to reach a diverse set of customers in established and emerging markets with innovative solutions. As we execute to this strategy, we believe Pericom is well-positioned to resume healthy growth as the global economy achieves more stability.

[New Products Introductions in FY09 Q2 – Alex Hui]
[Slide 7]

The new products that we introduced in Q2 further strengthen our position as a leader in providing serial connectivity and timing solutions to computer, communication and consumer markets. .

Expanding our solutions for high speed serial protocol signal integrity, we introduced 4 new ReDriverTM products supporting the DisplayPortTM video graphics protocol, and the SATA (Serial ATA) protocol for storage devices. These new products target notebook and desktop applications and enable these high speed serial signals to work across external cables to video and storage end points.

Adding to high speed Connectivity and switching solutions, we introduced 5 new switching and bridge products targeted across USB, Video, Ethernet switching, and PCI Express bridging applications. Applications include GPS, graphics and video display, notebook/docking, and ultra mobility platforms.

Expanding our timing solutions for next generation platforms, we introduced 2 new products in the past quarter. The M series is a family of Spread Spectrum Crystal Oscillators aimed at set top box and wireless networking applications, while the ‘jitter cleaner’ clock IC is aimed at advanced Synchronous Gigabit Ethernet networking applications.

[Concluding Remarks and Outlook– Alex Hui]
[Slide 8]

We entered the March quarter with a lower backlog and given the challenging macro economic environment and limited visibility in end demand, we expect a decline in our revenue this quarter and lower gross margin due to Customer cost down pressure.

I would now give our guidance for Q3

We currently expect Q3 results to be as follows:
•	Revenues of $23.0 million to $26.0 million
•	Gross margin in the range of 33.0-34.5 percent
•	Operating expenses are expected to be in the range of $9.2M to $9.5M, which includes stock-based compensation expenses of approximately $0.9M.
•	Other income is expected to be approximately $1.0 million, consisting primarily of interest income.
•	Tax rate of about 29.0 percent

While we face a very challenging global environment, our strong balance sheet will allow us to weather through the storm and give confidence to our suppliers and customers. We have an experienced management team who are fully committed to do whatever it takes to handle the challenge. Our focus on enabling serial connectivity enables us to work closely with top tier customers in established and emerging markets with our innovative solutions. As we enter into this strategy, we believe Pericom is well positioned to resume healthy growth as the global economy achieves more stability. This completes my prepared remarks; we would now open for Q&A.

Q&A Section
Operator We’ll have our first question from Jim Larkins with Wasatch Advisors

Larkins Hello Alex. Could you just review the investments in Asia both the minority investment that you have there as well as your plans for a new plant that you’re building over there.
Hui I think the minority investment you’re probably referring to our investment in PTI in Shanghai. We continue to own about 45% of that company, and in the most recent quarter in, they reported a slight loss, which we account for in the other income line. The other matter you referred to is probably the FCP factory that we are building in Jinan China. We started construction in October of last year and we expect to complete the construction some time in the June timeframe, and begin to go into our pilot production in the September quarter.

Larkins And how does that tracking right now in terms of customer interest and the end markets for these products?
Hui I think equipment lead time for us is time for which is about two to three months, so we said we are looking at the end demand to kind of moderate the capital expenditure that we have going to the factory. We anticipate the way of the investment into that factory will be lower than what we have planned in the last year.

Larkins And what are some of the investments that you have planned right now?
Hui Right now, the same major thing committed is obviously the factory that we are building will cost us about $15 million to build, including the land and building and that is committed. And beyond that, we will look at the capital equipment expenditure in terms of buying equipment to go into the plant.

Larkins And did you originally announce $30 million as you thought would be the total cost of the project, is that correct?
Hui Yes, we are looking at about $30 to $35 million over a period of about two years.

Larkins All right, but that can be brought on incrementally though?
Hui Right, right. So, right now we expect that could be more back-end loaded.

Larkins OK, great. And then any color you can give on the buyback. Is that something that you can continue to do here? And I’m surprised maybe you didn’t buy a little bit more given where the price has been, can you give a little color here?
Hui We will continue to look at that in, as a way to kind of returning on the value to the shareholders. And certainly we will monitor the situation and also our cash flow situation to decide what to do. But as we’ve done over the years we certainly committed to continue with our pilot program over time.

Operator We’ll go next to Richard Shannon, Northland Securities.
[Line breaks up…operator disconnects]
Operator We’ll go next to Hans Mosesmann with Raymond James.

Mosesmann Thanks, hey Alex, a few questions. Can you give us a sense on the demand trends throughout the month of January, did they stabilize, or did they come back at all with certain segments of your customer base? We’ve heard mixed kinds of data points from other semiconductor companies. So, I was just curious if you saw something different or just give us an update as we look into February.
Hui Yes, we did see in January improvement, versus December and November. So, as it was, certainly it’s a positive sign. On the other hand, we’re still trying to gauge how much of that has to do with orders, preparing before Chinese New Years. So, while we certainly encourage you what we see in January, I think we need to see in, maybe a few more weeks to see whether there is going to be a sustained trend.

Mosesmann OK. And then just a couple more on trend, can you give us an update on Montevena? Back in the September quarter I guess that was a nice uptick in business for you. How did Montevina specifically help or not your business trends in the December quarter? And just as add on to that, what is the activity in notebooks? Are you playing there? Does that impact your business?
Hui In Montevina, certainly as we know, starting was the goal in the last August – September timeframe. We have yet to reanalyze the situation, but we believe that we did not see as much benefit in the December quarter with Montevina and our guess is that there were some premodel release inventory build-up that was done in the latter part of Q3 and early part of Q4. So, as the economy went into a tough situation certainly, that inventory you see, hurt the buildup of Montevina. So, but we are yet to see the numbers on OEMs to further confirm that. In terms of the notebook, right now we do not have much content in that, except our wireless crystals and also, some crystal control products that go into the camera module. We are actively looking into other opportunities. I think we do find something right now that we know, we believe it could be effective down the road, but it’s a bit premature to comment on that right now.

Mosesmann I figured I would ask more questions since nobody seems to be in the line. So Alex, just can you give us an update on the server activity? There is, I suppose, a series of new platforms that Intel and AMD have introduced late in 2008. Was there any incremental activity in that particular space? That you saw that was perhaps incrementally stronger?
Hui I think our primary participation will be on the upcoming Intel Tylersburg chipset. That, we believe, is going to be launched in the March and April timeframe. It was originally scheduled in the early part of the year. But the latest we heard is going to be in the March and April timeframe. And we do have a number of design wins that we have queued up, so we are looking forward to the release of their platform.

Mosesmann OK, and one last question in terms of backlog. You mentioned it was lower. What level of turns sales do you need in the March quarter to hit the midpoint of the range? If you could give us some granularity here.
Hui We’re probably looking at about 40 to 45%.

Mosesmann And in terms of historical reference, is that about average, below or above?
Hui Yes, it varies. I think we have 10% to 50% before and last year we were running in the 40% range. Last quarter we only saw 25%, but we all know, because that’s due to very aggressive inventory reduction. So I would just say certainly with the preview out there it is still very, very hard to gauge, and we are just trying to put the best we could to gauge what our revenue would be.

Operator And we have no further questions at this time. I’ll turn the conference back over to the CEO Mr. Alex Hui. Please go ahead sir.

Hui We appreciate your participation in the conference call and we thank you for your support. We wish you a great afternoon. Thank you and goodbye.

Operator That concludes today’s conference. You may disconnect at any time. We do appreciate your participation.

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